Exhibit 10.107

Chief Executive Officer Bonus Terms for FY04 Under the

Section 162(m) Executive Officer Performance-Based Bonus Plan

(Amended and Restated Effective May 18, 2004)

Plan Objective

Sun’s Chief Executive Officer Bonus Terms for FY04 under the Section 162(m) Performance-Based Executive Bonus Plan (the “Plan”) are designed to reinforce desired management behaviors such as leadership, teamwork, customer focus, planning and people management and to reward the CEO for contributions to Sun during the fiscal year. The Plan provides for a cash award based on a percentage of a participant’s eligible compensation subject to performance against the Plan measures. The Compensation Committee of the Board of Directors may also reduce the CEO’s maximum bonus award calculated in accordance with the Committee’s approved performance criteria, in its sole discretion.

Plan Year

The Plan year coincides with Sun’s fiscal year, from July 1, 2003 through June 30, 2004.

Eligibility

These terms are for the CEO as of July 1, 2003. In order to receive a bonus, recipient must be employed by Sun in the CEO position through June 30, 2004.

Bonus Opportunity

Maximum payment under the Plan (as a percentage of eligible wages):

Position	Target Bonus %
CEO	2500%

The bonus may be adjusted from the target amount by the Compensation Committee in its sole discretion.

Plan Performance Measures (Amended)

The Plan is based on performance against Sun financial performance, Profit Before Tax (PBT).

Actual performance against the measure at the end of the Plan year can increase or decrease the final bonus funding and payout. A performance threshold must be met for PBT to fund the Plan.

For FY04, the maximum bonus funding is capped at 25% of target.

Profit Before Tax (PBT): PBT, the financial measure that drives funding of the Plan, is defined as:

FY04 Profit before taxes as published in Sun’s Year end Quarterly Earnings Release adjusted for the following:

•	Exclusion of any bonus accrual as a result of this plan

•	Exclusion of any workers compensation premiums and benefit costs

•	Exclusion of any equity gains or losses

•	Exclusion of any “In process R&D charges” and charges related to any impairments to goodwill and other acquisition related intangibles

Sun Proprietary/Confidential: Internal Use only		Page 1 of 3
May 18, 2004

Chief Executive Officer Bonus Terms for FY04 Under the

Section 162(m) Executive Officer Performance-Based Bonus Plan

(Amended and Restated Effective May 18, 2004)

Bonus Calculation

The CEO Bonus is calculated as follows:

    Profit Before Tax (PBT) Performance (as a % of target)

= Actual Bonus Award %

x Eligible Wages

= Actual Bonus Payment

Eligible Wages: Eligible wages are based on the Participant’s ending base salary as of June 30, 2004, based on the number of days in a specific Plan year. Eligible wages are calculated by dividing the number of days the participant is in the eligible position by the number of days in the Plan year and multiplying the resulting percentage by the participant’s final salary.

For those who were on an unpaid leave during the Plan year, eligible wages are calculated by dividing the number of days the participant actively worked at Sun in the eligible position by the number of days in the Plan year and multiplying the resulting percentage by the participant’s final salary.

Eligible wages exclude relocation allowances, expense reimbursements, tuition reimbursement, car/ transportation allowances, expatriate allowances, long-term disability payments, or other commissions and bonuses paid during the Plan year.

Calculation – Final Bonus Award (example)

PBT Performance (as % of Target, capped at 25%)		25%
Actual Award % (2500% target x 25% cap)		= 625%
Eligible Wages	x $	100,000

Actual Bonus Payment		$625,000 *

*	All bonus earnings are subject to local taxation regulations.

Bonus Payment (Amended)

If Sun performance warrants a bonus award for FY04 (as determined by the Plan), payment will be deferred.

Payment of the deferred amount will be contingent upon achieving three consecutive quarters of operating profitability and year-over-year revenue growth (as reported in Sun’s public filings) on or by the end of fiscal 2007. If the performance requirements are not achieved on or by the end of fiscal 2007 (or upon leaving the company), the deferred amount will be forfeited. Prorated payment will not be provided for meeting a portion of the above performance requirements.

Sun Proprietary/Confidential: Internal Use only		Page 2 of 3
May 18, 2004

Chief Executive Officer Bonus Terms for FY04 Under the

Section 162(m) Executive Officer Performance-Based Bonus Plan

(Amended and Restated Effective May 18, 2004)

If the above performance requirements are satisfied, payment will be made as soon as practicable following public release of the quarterly earnings announcement.

Interest will not accrue on the deferred amount during the deferral period.

General Provisions and Plan Governance

Sun is the plan administrator. Sun shall make such rules, regulations, interpretations and computations and shall take such other action to administer the Plan as it may deem appropriate. The establishment of the Plan shall not confer any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of Sun to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a participant in the Plan. The Plan shall be construed, administered and enforced by Sun, in its sole discretion. The laws of the State of California will govern any legal dispute involving the Plan. Sun may at any time alter, amend or terminate the Plan.

Sun retains the right to amend or terminate the Plan at any time.

Sun Proprietary/Confidential: Internal Use only		Page 3 of 3
May 18, 2004